UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

March 18, 2015

Inter Parfums, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-16469 Commission File Number	13-3275609 (I.R.S. Employer Identification No.)

551 Fifth Avenue, New York, New York 10176

(Address of Principal Executive Offices)

212. 983.2640

(Registrant's Telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 18, 2015, our majority-owned subsidiary, Interparfums SA, entered into an agreement with The Procter & Gamble Company and two of its subsidiaries, Parfums Rochas SAS and Procter & Gamble International Operations SA, to acquire certain assets relating to the Rochas brand, including trademarks in international class 3 (including perfumes and cosmetics) and international class 25 (clothing and fashion), and related intellectual property. The closing, which is subject to the satisfaction of customary closing conditions, is expected to take place on or before June 30, 2015. The purchase price for these assets is $108 million, which is expected to be financed with a medium term loan. Also at closing Interparfums SA is to purchase all remaining Rochas inventory for approximately $4-5 million.

Item 7.01 Regulation FD Disclosure

Our press release dated March 19, 2015 relating to the entry into the agreement to acquire certain assets relating to the Rochas brand, a copy of which is annexed hereto as Exhibit no. 99.1, is incorporated by reference herein, and is furnished pursuant to this Item 7.01 and Regulation FD.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits and Exhibit Index

Exhibit No.	Description	Page No.

99.1	Our press release dated March 19, 2015	4

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: March 19, 2015

Inter Parfums, Inc.

By:	/s/ Michelle Habert
Michelle Habert, Company Secretary